Exhibit 99.2

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Monday, December 13, 2004	(432) 620-0300

KEY ENERGY PROVIDES ADDITIONAL DATA ON PENDING SALE

OF CONTRACT DRILLING OPERATIONS

MIDLAND, TX, December 13, 2004 — Key Energy Services, Inc. (NYSE: KEG) announced today that in conjunction with the agreement to sell its Permian Basin, Four Corners and Rocky Mountain land drilling operations to Patterson-UTI Energy, Inc. (NASDAQ: PTEN), it estimates that it will incur a total pre-tax loss of approximately $30 million.  A portion of this estimated loss is attributable to the asset write-down associated with the Company’s current restatement process; as a result, the amount of the expected loss on sale (net of asset write-downs in prior periods) will not be known until the Company determines the final amount of its previously announced asset write-downs.  The Company currently estimates that the write-down associated with all of the Company’s fixed assets, including contract drilling, will total between $165 million and $195 million.  The sale of the contract drilling assets includes approximately 25 active and 10 stacked drilling rigs as well as some heavy haul trucking assets and other related drilling equipment.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future activity levels, competition,  pricing increases, demand for the Company’s services, and international business developments.   These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to, risks surrounding the amount of the actual loss to be incurred on disposition of the assets; risks that could hinder or prevent closing of the sale of the assets of the Company’s land drilling business, such as failure to obtain antitrust clearance, failure of other closing conditions, occurrence of a material adverse effect on the business, or commencement of litigation affecting the consummation of the transaction; and uncertainties relating to the Company’s restatement process, including the determination of the amounts of write-downs with respect to the contract drilling assets that are being sold.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

6 Desta Drive, Midland, TX 79705